Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT REPORTS SECOND QUARTER 2013 NET INCOME OF $184 MILLION ($0.91 PER DILUTED SHARE)

Second Quarter Financial Highlights

▪	Commercial Asset Growth – Increased 9% from a year ago; seventh consecutive quarter of sequential growth;
▪	Credit Metrics Remain At Cyclical Lows – Non-Accrual loans further declined;
▪	Advanced Expense Reduction Initiatives – Operating expenses declined sequentially; progress rationalizing subscale operations;
▪	Continued Growth at CIT Bank – Assets increased to $13.9 billion; deposits surpassed $11 billion;
▪	Capital Ratios Remain Strong – Tier 1 Capital Ratio of 16.3% and Total Capital Ratio of 17.0%;
▪	Commenced Capital Return – Repurchased common shares under the previously announced $200 million share buyback program.

NEW YORK – July 23, 2013 – CIT Group Inc. (NYSE: CIT), a leading provider of financing and advisory services to small businesses and middle market companies, today reported net income of $184 million, $0.91 per diluted share, for the second quarter of 2013, compared to a net loss of $73 million, $0.36 per diluted share, for the second quarter of 2012. Net income for the six month period ended June 30, 2013 was $346 million, $1.71 per diluted share, compared to a net loss of $500 million, $2.49 per diluted share. Prior year results include significant debt redemption charges1.

“Our financial results this quarter demonstrate the progress we have made in building our franchise and meeting our profitability targets,” said John Thain, Chairman and Chief Executive Officer. “We grew CIT Bank assets and deposits and advanced our expense reduction initiatives as we continued to provide financing to our small business, middle market and transportation clients. The termination of the Written Agreement and our announced share repurchase plan were important milestones that enhance our ability to create value for our shareholders.”

Summary of Second Quarter Financial Results

Second quarter results reflect growth in earning assets, lower funding costs, and continued strong portfolio performance. In addition to the absence of significant debt redemption charges in the current quarter, the improvement in net income from the year-ago quarter reflected lower funding costs and asset growth, partially offset by reduced gains on asset sales and lower net FSA accretion.

1 Debt redemption charges include accelerated fresh start accounting debt discount amortization and loss on debt extinguishments. See “Non-GAAP Measurements” at the end of this press release and page 15 for reconciliation of non-GAAP to GAAP financial information.

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Total assets at June 30, 2013 were $44.6 billion, up slightly from March 31, 2013, and up $1.8 billion from June 30, 2012. Commercial financing and leasing assets increased from prior periods to $31.7 billion. Consumer assets declined by approximately $70 million from March 31, 2013, reflecting the continued run off of student loans, and by almost $1.0 billion from a year ago, primarily due to the sale of student loans in the second half of 2012. Total loans of $21.7 billion increased $1.6 billion from a year ago, and were essentially flat sequentially. Operating lease equipment increased $0.4 billion from a year ago to $12.3 billion and increased modestly from March 31, 2013. Cash and short-term investments of $6.9 billion were unchanged from last quarter and down $0.1 billion from June 30, 2012.

Net finance revenue2 of $381 million reflected further improvement in funding costs that resulted from a higher proportion of deposit funding and lower debt redemption costs. Net finance revenue in the year-ago quarter was $92 million and included approximately $286 million of debt redemption costs. Average earning assets were $33.7 billion in the current quarter, up from $32.3 billion from the year-ago quarter and $33.0 billion in the prior quarter. Net finance revenue as a percentage of average earning assets (“finance margin”) was 4.53%, improved from 1.13% in the year-ago quarter and 4.43% in the prior quarter. Excluding the impact of debt redemptions3, net finance margin was 4.62%, improved from 4.41% in the year-ago quarter, primarily reflecting lower funding costs, and essentially flat with the prior quarter as lower FSA accretion and interest recoveries were partially offset by higher net operating lease revenue.

Other income of $79 million declined from $139 million in the year-ago quarter and increased from $70 million in the prior quarter. The decline from the year-ago quarter is attributable to several items, most notably lower counterparty receivable accretion, losses on loan and portfolio sales related to international platform rationalizations, and fewer recoveries on pre-emergence charge-offs, which were partly offset by higher gains on leasing equipment sales and fees. The sequential quarter increase is primarily due to higher gains on leasing equipment sales and an increase in fees, partially offset by the losses on loan and portfolio sales. Three notable components of other income – factoring commissions, gains on sales of leasing equipment, and fee revenues – increased in aggregate $16 million from the year-ago quarter and $18 million sequentially.

Operating expenses were $230 million and included $10 million of restructuring costs and a benefit in professional fees related to a workout-related settlement. Excluding restructuring costs4, operating expenses were $220 million, compared to $225 million in the year-ago quarter and $230

2 Net finance revenue, finance margin and net operating lease revenue are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 15 for reconciliation of non-GAAP to GAAP financial information.

3 Debt redemption impacts include accelerated FSA net discount/(premium) accretion. See “Non-GAAP Measurements” at the end of this press release and page 15 for reconciliation of non-GAAP to GAAP financial information.

4 Operating expenses excluding restructuring costs is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 15 for reconciliation of non-GAAP to GAAP financial information.

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million in the prior quarter. Headcount at June 30, 2013 was approximately 3,420, down from 3,570 a year ago and 3,490 at March 31, 2013.

The provision for income taxes in the second quarter was $32 million and included over $20 million related to the establishment of valuation allowances on certain international deferred tax assets due to our international platform rationalizations. Excluding this item, the current quarter’s effective tax rate reflected the recognition of tax expense on international earnings and state tax expense in the U.S.  The provision for taxes in the year-ago quarter of $45 million included the establishment of income tax reserves on uncertain tax positions and other discrete items.

Credit and Allowance for Loan Losses

Credit quality metrics remained stable at cyclical lows but were impacted this quarter by actions taken to rationalize certain subscale operations.

Net charge-offs were $29 million, or 0.53% as a percentage of average finance receivables, versus $17 million (0.33%) in the year-ago quarter and $10 million (0.18%) in the prior quarter. Net charge-offs in the commercial segments were 0.63% of average finance receivables, compared to 0.42% in the year-ago quarter and 0.22% in the prior quarter. Included in the current period are approximately $20 million of charge-offs related to the transfer of loans to held for sale in the Corporate Finance segment. Absent this factor, net charge-off comparisons were generally stable across the commercial segments. Recoveries in the commercial segments of $19 million (0.41%) were higher than in comparable periods.

Net charge-offs do not reflect recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale. Recoveries on these loans are recorded in other income and totaled $6 million, $19 million and $4 million for the current quarter, the year-ago quarter and the prior quarter, respectively.

The provision for credit losses was $15 million in the current quarter, compared to $9 million in the year-ago quarter and $20 million in the prior quarter. The change in provision is largely reflective of the underlying net charge-off and portfolio growth trends.

Non-accrual loans declined to $279 million, or 1.28% of finance receivables, at June 30, 2013 from $455 million (2.26%) at June 30, 2012 and $294 million (1.33%) at March 31, 2013. Non-accrual loans as a percentage of finance receivables in the commercial segments were 1.53% at June 30, 2013, improved from 2.81% at June 30, 2012 and 1.59% at March 31, 2013. Similar to last quarter, non-accrual loans improved in all segments except Vendor Finance, which reported a small increase both sequentially and from the prior year.

The allowance for loan losses, which relates entirely to the commercial portfolio, was $367 million at June 30, 2013, or 1.69% of total finance receivables (including U.S. government guaranteed

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student loans that have no related reserves), compared to $414 million (2.06%) at June 30, 2012 and $386 million (1.74%) at March 31, 2013. As a percentage of the commercial portfolio, the allowance for loan losses was 2.02% at June 30, 2013, compared to 2.56% at June 30, 2012 and 2.08% at March 31, 2013. The trends in the allowance for loan losses, both in amount and as a percent of finance receivables, reflect stable credit metrics, asset growth and the transfer of certain loans to assets held for sale. Specific reserves were $43 million at June 30, 2013, versus $54 million at June 30, 2012 and $42 million at March 31, 2013.

Capital and Funding

Preliminary Tier 1 and Total Capital ratios at June 30, 2013 were 16.3% and 17.0%, respectively, essentially unchanged from March 31, 2013. Preliminary risk-weighted assets totaled $50.8 billion at June 30, 2013, up from $49.3 billion at March 31, 2013, primarily reflecting increased commitments, and $44.3 billion at June 30, 2012. Book value per share at June 30, 2013 grew to $43.16 from $42.21 at March 31, 2013 and $41.79 at June 30, 2012. Tangible book value per share at June 30, 2013 was $41.33, improved from $40.35 at March 31, 2013 and $39.86 at June 30, 2012.

Cash and short-term investment securities totaled $6.9 billion at June 30, 2013, comprised of $5.7 billion of cash and $1.2 billion of short-term investments, unchanged from March 31, 2013 and down $0.1 billion from June 30, 2012. Cash and short-term investment securities at June 30, 2013 consisted of $2.6 billion related to the bank holding company and $2.5 billion at CIT Bank, with the remainder comprised of cash at operating subsidiaries and restricted balances. We had approximately $1.9 billion of unused and committed liquidity under a $2 billion revolving credit facility at June 30, 2013.

Deposits grew approximately $0.5 billion during the quarter to $11.1 billion, consistent with asset growth and overall liquidity needs of CIT Bank. At June 30, 2013, deposits represented nearly 35% of our funding, with secured and unsecured borrowings comprising 28% and 37% of the funding mix, respectively. The weighted average coupon rate on outstanding deposits and long-term borrowings was 3.09% at June 30, 2013, improved from 3.13% at March 31, 2013 and 3.81% at June 30, 2012.

During the second quarter we renewed two Vendor Finance conduit facilities, one at CIT Bank and one in the U.K., both at more attractive terms. We also redeemed at par the remaining $20 million in principal amount of senior unsecured InterNotes that resulted in the acceleration of $8 million of FSA interest expense. The weighted average coupon on the InterNotes was approximately 6.1%.

On May 30, 2013 our Board of Directors approved the repurchase of up to $200 million of common stock through December 31, 2013. In June we repurchased approximately 280 thousand shares at an average price of $44.36 per share.

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Segment Highlights

Corporate Finance

Pre-tax earnings for the quarter were $41 million. Excluding the impact of debt redemptions, pre-tax earnings were $43 million, down from $90 million in the year-ago quarter, as lower counterparty receivable accretion and gains on asset and investment sales more than offset lower funding costs, and up from $28 million last quarter reflecting higher capital market fees and lower credit and operating costs. Gains on asset and investment sales totaled $2 million in the current quarter, down from $15 million in the prior-year quarter and $8 million in the prior quarter.

Financing and leasing assets grew to $9.4 billion, up $0.2 billion from March 31, 2013 and $1.7 billion from June 30, 2012, reflecting a portfolio purchased during the first quarter of 2013. New funded loan volume totaled $1.3 billion, up from $969 million in the year-ago quarter and $960 million in the prior quarter.

Credit performance remained strong. Non-accrual loans declined to $173 million (1.95% of finance receivables) from $316 million (4.18%) a year ago and $185 million (2.03%) at March 31, 2013. Net charge-offs were $22 million (0.97%) of average finance receivables and were nearly all attributable to loans transferred to held for sale; absent these transfers, net charge-offs approximated 0.08% of average finance receivables.

Transportation Finance

Pre-tax earnings for the quarter were $165 million. Excluding the impact of debt redemptions, pre-tax earnings were $169 million, up from $131 million in the year-ago quarter, reflecting lower funding costs, and up from $152 million in the prior quarter largely due to higher gains on equipment sales, primarily commercial airplanes. Equipment utilization remained strong with all owned commercial airplanes and 98% of rail equipment on lease or under a commitment at quarter-end.

Financing and leasing assets at June 30, 2013 of $14.3 billion increased $0.5 billion from a year ago and $0.1 billion sequentially. During the quarter we took delivery of seven aircraft and approximately 1,100 railcars. Essentially all of the current quarter’s loan and rail leasing volume was originated by CIT Bank.

During the quarter we also placed orders for 30 Boeing 737 MAX 8s, which included the conversion of 20 existing 737 Next-Generation orders, and over 3,300 rail cars, primarily tank cars and covered hoppers. All but three aircraft scheduled for delivery in the next twelve months, and over 70% of all railcars on order, have lease commitments.

Trade Finance

Pre-tax earnings for the quarter were $13 million. Excluding the impact of debt redemptions, pre-tax earnings were $14 million, compared to $12 million in the year-ago quarter, and $10 million in

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the prior quarter. Factoring volume was $6 billion, up 1% from the year-ago quarter, and down 6% sequentially due in part to seasonality. Factoring commissions of $29 million were essentially flat with both the year-ago and prior quarters.

Credit metrics remained favorable. Non-accrual balances of $3 million declined significantly from $48 million a year ago and modestly from March 31, 2013, primarily due to accounts returning to accrual status and reductions in exposures. There was a modest net recovery in each of the current and prior quarters, compared to a small net charge-off in the year-ago quarter.

Vendor Finance

Pre-tax earnings for the quarter were $5 million. Excluding the impact of debt redemptions, pre-tax earnings of $6 million decreased from $27 million in the year-ago quarter and $8 million in the prior quarter. The current quarter includes $6 million of costs, primarily losses on asset sales recorded in other income, related to our international platform rationalizations. The decline from the year-ago quarter also reflected higher credit and operating costs. The modest sequential quarter decline primarily reflected lower operating costs that were essentially offset by the previously mentioned charges on exiting certain international operations.

Financing and leasing assets grew to $5.7 billion, representing increases of 11% from a year ago and 2% from March 31, 2013. We funded $843 million of new business volume in the quarter, an increase of 11% from the year-ago quarter and 30% from the prior quarter. Assets held for sale increased to $479 million during the quarter as we continued to make progress on our international rationalization efforts.

Credit metrics remained relatively stable. Non-accrual loans were $90 million (1.82% of finance receivables) compared to $73 million (1.63%) a year ago and $86 million (1.75%) at March 31, 2013. Net charge-offs of $8 million were essentially unchanged from the year-ago and prior quarters.

Consumer

Pre-tax earnings for the quarter were $9 million. Excluding the impact of debt redemptions in prior periods, pre-tax earnings declined from $36 million in the year-ago quarter, which included gains on asset sales, and from $11 million in the prior quarter.

At June 30, 2013, the student loan portfolio totaled approximately $3.5 billion, down slightly from March 31, 2013 and from $4.5 billion at June 30, 2012. The decline from a year ago is primarily due to loan sales and runoff.

Corporate and Other

Certain items are not allocated to operating segments and are included in Corporate and Other, including unallocated interest expense, primarily related to corporate liquidity costs, accelerated FSA discount accretion and restructuring charges. There was essentially no unallocated accelerated debt

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FSA discount accretion in the current quarter, $37 million in the year-ago quarter, and $1 million in the prior quarter. The year-ago quarter also included a loss on debt extinguishments of $21 million. Operating expenses included restructuring charges of $10 million in the current quarter, compared to $1 million in the year-ago quarter and $6 million in the prior quarter.

CIT Bank

Lending and leasing assets grew 8% during the quarter to $11.2 billion. CIT Bank funded over $1.8 billion of new business volume, which represented nearly all of the new U.S. volumes for Corporate Finance, Transportation Finance and Vendor Finance. Funded volumes were up 26% from the year-ago quarter and 22% sequentially.

Total assets were $13.9 billion at June 30, 2013, up $0.6 billion from March 31, 2013 and $3.8 billion from a year ago. Commercial loans totaled $10.2 billion, up from $9.6 billion at March 31, 2013 and $6.0 billion at June 30, 2012. Operating lease equipment of $0.9 billion, comprised primarily of railcars, increased from $0.8 billion at March 31, 2013 and $0.3 billion at June 30, 2012. Cash was $2.5 billion at June 30, 2013, down from $2.8 billion at March 31, 2013, and down from $3.0 billion at June 30, 2012. CIT Bank’s preliminary Total Capital and Tier 1 Leverage ratios were 20.8% and 18.5%, respectively, at June 30, 2013.

Total deposits at quarter-end were $11.1 billion, up from $10.6 billion at March 31, 2013 and $7.1 billion at June 30, 2012. The weighted average rate on outstanding deposits was 1.5% at June 30, 2013. Deposits originated through our online bank surpassed $6 billion.

See attached tables for financial statements and supplemental financial information.

Conference Call and Webcast

Chairman and Chief Executive Officer John A. Thain and Chief Financial Officer Scott T. Parker will discuss these results on a conference call and audio webcast today, July 23, 2013, at 8:00 a.m. (EDT). Interested parties may access the conference call live by dialing 888-317-6003 for U.S., 866-284-3684 for Canadian callers or 412-317-6061 for international callers and reference access code “3293149” or access the audio webcast at cit.com/investor. An audio replay of the call will be available until 11:59 p.m. (EST) on August 6, 2013, by dialing 877-344-7529 for U.S. callers or 412-317-0088 for international callers with the access code “10030664”, or at cit.com/investor.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $35 billion in financing and leasing assets. It provides financing and leasing capital and advisory services to its clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and vendor finance. CIT also operates CIT Bank (Member FDIC), its primary bank subsidiary, which, through its online bank BankOnCIT.com, offers a suite of savings options designed to help customers achieve a range of financial goals. cit.com

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that CIT is unsuccessful in implementing its strategy and business plan, the risk that CIT is unable to react to and address key business and regulatory issues, the risk that CIT is unable to achieve the projected revenue growth from its new business initiatives or the projected expense reductions from efficiency improvements, the risk that CIT is delayed in implementing its branch strategy, and the risk that CIT becomes subject to liquidity constraints and higher funding costs. Further, there is a risk that the valuations resulting from our fresh start accounting analysis, which are inherently uncertain, will differ significantly from the actual values realized, due to the complexity of the valuation process, the degree of judgment required, and changes in market conditions and economic environment. We describe these and other risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the Securities and Exchange Commission.  Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Non-GAAP Measurements

Net finance revenue, net operating lease revenue, and adjusted net finance revenue are non-GAAP measurements used by management to gauge portfolio performance. Operating expenses excluding restructuring costs is a non-GAAP measurement used by management to compare period over period expenses. Pre-tax income excluding debt redemption charges is a non-GAAP measurement used by management to compare period over period operating results. Tangible book value and tangible book value per share are non-GAAP metrics used to analyze banks.

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CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
C. Curtis Ritter	Ken Brause
Director of Corporate Communications	Executive Vice President
(973) 740-5390 Curt.Ritter@cit.com Matt Klein Vice President, Media Relations (973) 597-2020 Matt.Klein@cit.com	(212) 771-9650 Ken.Brause@cit.com

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CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012

Interest income
Interest and fees on loans	$344.5	$349.4	$402.3	$693.9	$820.8
Interest and dividends on interest bearing deposits and investments	7.1	6.4	8.0	13.5	15.8
Total interest income	351.6	355.8	410.3	707.4	836.6
Interest expense
Interest on long-term borrowings	(236.6)	(249.6)	(598.9)	(486.2)	(1,643.2)
Interest on deposits	(44.8)	(42.3)	(35.3)	(87.1)	(71.6)
Total interest expense	(281.4)	(291.9)	(634.2)	(573.3)	(1,714.8)
Net interest revenue	70.2	63.9	(223.9)	134.1	(878.2)
Provision for credit losses	(14.6)	(19.5)	(8.9)	(34.1)	(51.5)
Net interest revenue, after credit provision	55.6	44.4	(232.8)	100.0	(929.7)
Non-interest income
Rental income on operating leases	452.4	444.9	446.2	897.3	886.8
Other income	79.3	70.1	139.4	149.4	394.7
Total non-interest income	531.7	515.0	585.6	1,046.7	1,281.5
Other expenses
Depreciation on operating lease equipment	(141.3)	(143.3)	(130.8)	(284.6)	(268.4)
Operating expenses	(229.7)	(235.3)	(226.8)	(465.0)	(451.1)
Loss on debt extinguishments	-	-	(21.5)	-	(44.4)
Total other expenses	(371.0)	(378.6)	(379.1)	(749.6)	(763.9)
Income (loss) before provision for income taxes	216.3	180.8	(26.3)	397.1	(412.1)
Provision for income taxes	(32.2)	(15.2)	(45.4)	(47.4)	(85.7)
Net income (loss) before attribution of noncontrolling interests	184.1	165.6	(71.7)	349.7	(497.8)
Net income attributable to noncontrolling interests, after tax	(0.5)	(3.0)	(1.2)	(3.5)	(2.1)
Net income (loss)	$183.6	$162.6	$(72.9)	$346.2	$(499.9)

Basic income (loss) per common share	$0.91	$0.81	$(0.36)	$1.72	$(2.49)
Diluted income (loss) per common share	$0.91	$0.81	$(0.36)	$1.71	$(2.49)
Average number of common shares - basic (thousands)	201,313	201,149	200,901	201,231	200,857
Average number of common shares - diluted (thousands)	202,313	201,779	200,901	202,046	200,857

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CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions, except per share data)

	June 30,	March 31,	December 31,	June 30,
	2013*	2013	2012	2012

Assets
Total cash and deposits	$5,718.2	$5,540.8	$6,821.3	$6,094.3
Investment securities	1,558.0	1,724.1	1,065.5	1,194.1
Trading assets at fair value - derivatives	46.0	21.2	8.4	36.2
Assets held for sale	1,186.6	646.8	646.4	1,434.0

Loans	21,678.3	22,120.4	20,847.6	20,097.9
Allowance for loan losses	(367.2)	(386.0)	(379.3)	(414.2)
Loans, net of allowance for loan losses	21,311.1	21,734.4	20,468.3	19,683.7

Operating lease equipment, net	12,326.2	12,290.6	12,411.7	11,911.2
Goodwill	344.5	345.9	345.9	345.9
Intangible assets, net	24.8	27.7	31.9	42.3
Unsecured counterparty receivable	642.6	630.8	649.1	629.8
Other assets	1,473.0	1,601.1	1,563.5	1,434.7
Total assets	$44,631.0	$44,563.4	$44,012.0	$42,806.2

Liabilities
Deposits	$11,171.3	$10,701.9	$9,684.5	$7,163.6
Trading liabilities at fair value - derivatives	44.1	52.1	81.9	54.8
Credit balances of factoring clients	1,205.0	1,237.7	1,256.5	1,164.1
Other liabilities	2,523.4	2,492.6	2,687.8	2,472.3
Long-term borrowings
Unsecured borrowings	11,789.5	11,801.7	11,824.0	13,430.5
Secured borrowings	9,212.2	9,775.3	10,137.8	10,123.0
Total long-term borrowings	21,001.7	21,577.0	21,961.8	23,553.5
Total liabilities	35,945.5	36,061.3	35,672.5	34,408.3
Equity
Stockholders' equity
Common stock	2.0	2.0	2.0	2.0
Paid-in capital	8,530.2	8,514.4	8,501.8	8,481.5
Retained earnings (accumulated deficit)	271.6	88.0	(74.6)	17.8
Accumulated other comprehensive loss	(85.5)	(83.3)	(77.7)	(91.0)
Treasury stock, at cost	(41.1)	(26.7)	(16.7)	(16.5)
Total common stockholders' equity	8,677.2	8,494.4	8,334.8	8,393.8
Noncontrolling interests	8.3	7.7	4.7	4.1
Total equity	8,685.5	8,502.1	8,339.5	8,397.9
Total liabilities and equity	$44,631.0	$44,563.4	$44,012.0	$42,806.2

Book Value Per Common Share
Book value per common share	$43.16	$42.21	$41.49	$41.79
Tangible book value per common share	$41.33	$40.35	$39.61	$39.86
Outstanding common shares (in thousands)	201,030	201,247	200,869	200,837

* Preliminary

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CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

	Quarters Ended			Six Months Ended
INCOME STATEMENT ITEMS	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012
Other Income
Factoring commissions	$29.0	$30.0	$28.9	$59.0	$61.2
Gains on sales of leasing equipment	33.8	22.3	23.1	56.1	42.5
Fee revenues	27.4	20.4	22.6	47.8	44.8
Recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale	6.3	4.2	18.6	10.5	29.0
Counterparty receivable accretion	2.0	3.1	39.0	5.1	49.2
Gain on investments	1.2	2.4	4.3	3.6	23.3
Gains (losses) on derivatives and foreign currency exchange	2.4	(0.6)	(3.3)	1.8	(5.5)
Gains (losses) on loan and portfolio sales	(4.5)	5.3	24.9	0.8	167.8
Impairment on assets held for sale	(22.1)	(22.6)	(28.9)	(44.7)	(50.5)
Other revenues	3.8	5.6	10.2	9.4	32.9
Total other income	$79.3	$70.1	$139.4	$149.4	$394.7

Operating Expenses
Compensation and benefits	$135.9	$137.0	$136.7	$272.9	$270.3
Technology	20.1	19.8	17.8	39.9	36.6
Professional fees	12.2	18.7	13.3	30.9	33.3
Advertising and marketing	6.3	7.7	11.2	14.0	17.1
Net occupancy expense	8.6	9.4	9.8	18.0	18.9
Provision for severance and facilities exiting activities	9.5	5.7	1.5	15.2	6.0
Other expenses	37.1	37.0	36.5	74.1	68.9
Operating expenses	$229.7	$235.3	$226.8	$465.0	$451.1

AVERAGE BALANCES AND RATES

	Quarters Ended
	June 30, 2013		March 31, 2013		June 30, 2012
Assets	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Deposits with banks	$5,315.6	0.3%	$5,773.7	0.2%	$6,445.3	0.3%
Investments	1,658.3	0.7%	1,536.2	0.8%	1,287.4	0.9%
Loans (including held for sale assets)	22,294.8	6.5%	21,617.9	6.8%	21,022.7	8.1%
Total interest earning assets	29,268.7	5.0%	28,927.8	5.1%	28,755.4	5.9%
Operating lease equipment, net (including held for sale assets)	12,714.5	9.8%	12,734.6	9.5%	12,356.2	10.2%
Other	2,701.5		2,628.4		2,722.8
Total average assets	$44,684.7		$44,290.8		$43,834.4
Liabilities
Deposits	$11,009.6	1.6%	$10,199.7	1.7%	$6,922.6	2.0%
Long-term borrowings	21,320.7	4.4%	21,794.9	4.6%	24,715.2	9.7%
Total interest-bearing liabilities	32,330.3	3.5%	31,994.6	3.6%	31,637.8	8.0%
Credit balances of factoring clients	1,222.2		1,187.3		1,160.4
Other liabilities and equity	11,132.2		11,108.9		11,036.2
Total average liabilities and equity	$44,684.7		$44,290.8		$43,834.4

	Six Months Ended
Assets	June 30, 2013		June 30, 2012
Deposits with banks	$5,609.2	0.3%	$6,419.9	0.3%
Investments	1,579.1	0.7%	1,524.1	0.8%
Loans (including held for sale assets)	21,894.1	6.7%	21,367.5	8.1%
Total interest earning assets	29,082.4	5.1%	29,311.5	5.9%
Operating lease equipment, net (including held for sale assets)	12,732.8	9.6%	12,296.2	10.1%
Other	2,661.8		2,794.3
Total average assets	$44,477.0		$44,402.0
Liabilities
Deposits	$10,590.7	1.6%	$6,726.5	2.1%
Long-term borrowings	21,555.1	4.5%	25,242.4	13.0%
Total interest-bearing liabilities	32,145.8	3.6%	31,968.9	10.7%
Credit balances of factoring clients	1,200.0		1,157.9
Other liabilities and equity	11,131.2		11,275.2
Total average liabilities and equity	$44,477.0		$44,402.0

12

CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

	June 30,	March 31,	December 31,	June 30,
	2013	2013	2012	2012
FINANCING AND LEASING ASSETS
Corporate Finance
Loans	$8,862.9	$9,114.3	$8,173.0	$7,549.7
Operating lease equipment, net	72.0	61.5	23.9	19.0
Assets held for sale	434.2	23.0	56.8	103.8
Financing and leasing assets	9,369.1	9,198.8	8,253.7	7,672.5
Transportation Finance
Loans	2,004.9	1,938.1	1,853.2	1,756.8
Operating lease equipment, net	12,034.1	12,015.1	12,173.6	11,687.2
Assets held for sale	273.4	214.1	173.6	394.5
Financing and leasing assets	14,312.4	14,167.3	14,200.4	13,838.5
Trade Finance
Loans - factoring receivables	2,312.2	2,525.2	2,305.3	2,371.3
Vendor Finance
Loans	4,968.1	4,942.1	4,818.7	4,521.9
Operating lease equipment, net	220.1	214.0	214.2	205.0
Assets held for sale	479.0	409.7	414.5	376.5
Financing and leasing assets	5,667.2	5,565.8	5,447.4	5,103.4
Total commercial financing and leasing assets	31,660.9	31,457.1	30,206.8	28,985.7
Consumer
Loans - student lending	3,523.0	3,594.7	3,694.5	3,895.5
Loans - other(1)	7.2	6.0	2.9	2.7
Assets held for sale	-	-	1.5	559.2
Financing and leasing assets	3,530.2	3,600.7	3,698.9	4,457.4
Total financing and leasing assets	$35,191.1	$35,057.8	$33,905.7	$33,443.1
(1) Reflects certain non-consumer loans at CIT Bank.

INVESTMENT SECURITIES
Short-term investments, predominantly U.S. Treasuries	$1,200.7	$1,400.5	$750.3	$949.9
Other debt and equity investments	357.3	323.6	315.2	244.2
Total investment securities	$1,558.0	$1,724.1	$1,065.5	$1,194.1

OTHER ASSETS
Deposits on commercial aerospace equipment	$612.9	$685.2	$615.3	$495.8
Deferred costs, including debt related costs	156.4	164.4	172.2	146.4
Executive retirement plan and deferred compensation	104.0	104.1	109.7	110.1
Tax receivables, other than income taxes	99.4	84.1	81.7	68.0
Accrued interest and dividends	95.3	96.1	93.9	102.1
Furniture and fixtures	79.5	77.7	75.4	77.0
Prepaid expenses	66.1	75.9	73.8	85.2
Other counterparty receivables	5.6	57.4	115.7	32.2
Other	253.8	256.2	225.8	317.9
Total other assets	$1,473.0	$1,601.1	$1,563.5	$1,434.7

13

CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

CREDIT METRICS
	Quarters Ended						Six Months Ended June 30,
Gross Charge-offs To Average Finance Receivables	June 30, 2013		March 31, 2013		June 30, 2012		2013		2012
Corporate Finance	$30.3	1.33%	$4.2	0.19%	$7.6	0.41%	$34.5	0.78%	$25.6	0.71%
Transportation Finance	-	-	3.3	0.71%	0.9	0.22%	3.3	0.35%	8.8	1.06%
Trade Finance	0.8	0.13%	0.8	0.14%	1.9	0.33%	1.6	0.13%	3.4	0.29%
Vendor Finance	17.0	1.38%	16.0	1.33%	17.2	1.53%	33.0	1.36%	33.4	1.50%
Commercial Segments	48.1	1.04%	24.3	0.55%	27.6	0.69%	72.4	0.81%	71.2	0.91%
Consumer	-	-	-	-	0.4	0.03%	-	-	1.0	0.04%
Total	$48.1	0.87%	$24.3	0.46%	$28.0	0.55%	$72.4	0.67%	$72.2	0.71%

Net Charge-offs To Average Finance Receivables(1)
Corporate Finance	$22.2	0.97%	$1.5	0.07%	$6.5	0.35%	$23.7	0.54%	$13.2	0.37%
Transportation Finance	(0.9)	(0.18%)	3.3	0.71%	0.9	0.22%	2.4	0.25%	8.8	1.06%
Trade Finance	(0.5)	(0.08%)	(1.8)	(0.31%)	1.5	0.26%	(2.3)	(0.19%)	2.6	0.23%
Vendor Finance	8.3	0.67%	6.5	0.54%	7.7	0.69%	14.8	0.61%	13.7	0.62%
Commercial Segments	29.1	0.63%	9.5	0.22%	16.6	0.42%	38.6	0.43%	38.3	0.49%
Consumer	-	-	-	-	0.2	0.02%	-	-	0.5	0.02%
Total	$29.1	0.53%	$9.5	0.18%	$16.8	0.33%	$38.6	0.36%	$38.8	0.38%

Non-accruing Loans to Finance Receivables(2)	June 30, 2013		March 31, 2013		December 31, 2012		June 30, 2012
Corporate Finance	$172.6	1.95%	$184.9	2.03%	$211.9	2.59%	$315.9	4.18%
Transportation Finance	12.9	0.65%	18.9	0.97%	40.5	2.18%	17.3	0.99%
Trade Finance	2.7	0.12%	3.9	0.15%	6.0	0.26%	47.8	2.01%
Vendor Finance	90.3	1.82%	86.4	1.75%	71.8	1.49%	73.5	1.63%
Commercial Segments	278.5	1.53%	294.1	1.59%	330.2	1.93%	454.5	2.81%
Consumer	-	-	-	-	1.6	0.04%	0.4	0.01%
Total	$278.5	1.28%	$294.1	1.33%	$331.8	1.59%	$454.9	2.26%

PROVISION AND ALLOWANCE COMPONENTS

	Provision for Credit Losses					Allowance for Loan Losses
	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,		June 30,	March 31,	December 31,	June 30,
	2013	2013	2012	2013	2012	2013	2013	2012	2012
Specific reserves - commercial impaired loans	$1.3	$(3.6)	$9.3	$(2.3)	$(0.7)	$42.9	$41.6	$45.2	$53.9
Non-specific reserves - commercial	(15.8)	13.6	(17.2)	(2.2)	13.4	324.3	344.4	334.1	360.3
Net charge-offs - commercial(1)	29.1	9.5	16.6	38.6	38.3	-	-	-	-
Net charge-offs - consumer(1)	-	-	0.2	-	0.5	-	-	-	-
Totals	$14.6	$19.5	$8.9	$34.1	$51.5	$367.2	$386.0	$379.3	$414.2

Allowance for loan losses as a percentage of total loans						1.69%	1.74%	1.82%	2.06%
Allowance for loan losses as a percentage of commercial loans						2.02%	2.08%	2.21%	2.56%

(1)	Net charge-offs do not include recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale recorded in Other Income.
(2)	Non-accrual loans include loans held for sale.

14

CIT GROUP INC. AND SUBSIDIARIES
SEGMENT RESULTS
(dollars in millions)

	Corporate	Transportation	Trade	Vendor	Commercial		Corporate
	Finance	Finance	Finance	Finance	Segments	Consumer	and Other	Consolidated
Quarter Ended June 30, 2013
Total interest income	$133.9	$35.2	$14.6	$130.3	$314.0	$33.3	$4.3	$351.6
Total interest expense	(60.6)	(125.8)	(7.1)	(54.9)	(248.4)	(18.9)	(14.1)	(281.4)
Provision for credit losses	(7.4)	0.2	2.2	(9.7)	(14.7)	-	0.1	(14.6)
Rental income on operating leases	4.2	389.8	-	58.4	452.4	-	-	452.4
Other income	28.8	25.3	32.4	(10.8)	75.7	0.2	3.4	79.3
Depreciation on operating lease equipment	(2.5)	(112.0)	-	(26.8)	(141.3)	-	-	(141.3)
Operating expenses	(55.1)	(48.0)	(28.8)	(81.7)	(213.6)	(6.1)	(10.0)	(229.7)
Income (loss) before provision for income taxes	$41.3	$164.7	$13.3	$4.8	$224.1	$8.5	$(16.3)	$216.3
Funded new business volume	$1,326.1	$707.9	$-	$842.6	$2,876.6	$-	$-	$2,876.6
Average Earning Assets	$9,232.1	$14,245.0	$1,059.1	$5,578.8	$30,115.0	$3,563.1	$-	$33,678.1
Average Finance Receivables	$9,147.2	$1,978.0	$2,390.2	$4,926.0	$18,441.4	$3,563.1	$-	$22,004.5
Quarter Ended March 31, 2013
Total interest income	$138.9	$33.9	$14.6	$130.8	$318.2	$34.2	$3.4	$355.8
Total interest expense	(65.8)	(128.3)	(7.5)	(58.1)	(259.7)	(17.8)	(14.4)	(291.9)
Provision for credit losses	(12.7)	4.0	(1.3)	(9.5)	(19.5)	-	-	(19.5)
Rental income on operating leases	4.0	383.3	-	57.6	444.9	-	-	444.9
Other income	24.1	15.1	32.9	(1.4)	70.7	0.1	(0.7)	70.1
Depreciation on operating lease equipment	(2.2)	(115.8)	-	(25.3)	(143.3)	-	-	(143.3)
Operating expenses	(61.2)	(49.7)	(30.0)	(88.8)	(229.7)	(6.7)	1.1	(235.3)
Income (loss) before provision for income taxes	$25.1	$142.5	$8.7	$5.3	$181.6	$9.8	$(10.6)	$180.8
Funded new business volume	$959.7	$331.8	$-	$649.9	$1,941.4	$-	$-	$1,941.4
Average Earning Assets	$8,680.0	$14,187.8	$1,065.8	$5,438.1	$29,371.7	$3,651.1	$-	$33,022.8
Average Finance Receivables	$8,591.5	$1,874.5	$2,395.3	$4,811.0	$17,672.3	$3,650.0	$-	$21,322.3
Quarter Ended June 30, 2012
Total interest income	$171.1	$35.5	$14.1	$136.6	$357.3	$48.5	$4.5	$410.3
Total interest expense	(130.9)	(286.6)	(17.7)	(110.7)	(545.9)	(26.4)	(61.9)	(634.2)
Provision for credit losses	(7.7)	(0.1)	2.2	(3.1)	(8.7)	(0.2)	-	(8.9)
Rental income on operating leases	2.3	383.7	-	60.2	446.2	-	-	446.2
Other income	73.4	13.5	33.3	7.7	127.9	17.5	(6.0)	139.4
Depreciation on operating lease equipment	(1.2)	(102.0)	-	(27.6)	(130.8)	-	-	(130.8)
Operating expenses / loss on debt extinguishments	(60.8)	(42.7)	(28.8)	(74.9)	(207.2)	(9.5)	(31.6)	(248.3)
Income (loss) before provision for income taxes	$46.2	$1.3	$3.1	$(11.8)	$38.8	$29.9	$(95.0)	$(26.3)
Funded new business volume	$969.4	$640.0	$-	$761.8	$2,371.2	$-	$-	$2,371.2
Average Earning Assets	$7,459.5	$13,703.1	$1,100.6	$5,065.2	$27,328.4	$5,009.1	$-	$32,337.5
Average Finance Receivables	$7,374.2	$1,722.8	$2,346.7	$4,479.2	$15,922.9	$4,509.7	$-	$20,432.6
Six Months Ended June 30, 2013
Total interest income	$272.8	$69.1	$29.2	$261.1	$632.2	$67.5	$7.7	$707.4
Total interest expense	(126.4)	(254.1)	(14.6)	(113.0)	(508.1)	(36.7)	(28.5)	(573.3)
Provision for credit losses	(20.1)	4.2	0.9	(19.2)	(34.2)	-	0.1	(34.1)
Rental income on operating leases	8.2	773.1	-	116.0	897.3	-	-	897.3
Other income	52.9	40.4	65.3	(12.2)	146.4	0.3	2.7	149.4
Depreciation on operating lease equipment	(4.7)	(227.8)	-	(52.1)	(284.6)	-	-	(284.6)
Operating expenses	(116.3)	(97.7)	(58.8)	(170.5)	(443.3)	(12.8)	(8.9)	(465.0)
Income (loss) before provision for income taxes	$66.4	$307.2	$22.0	$10.1	$405.7	$18.3	$(26.9)	$397.1
Funded new business volume	$2,285.8	$1,039.7	$-	$1,492.5	$4,818.0	$-	$-	$4,818.0
Average Earning Assets	$8,921.4	$14,223.4	$1,062.4	$5,500.3	$29,707.5	$3,608.0	$-	$33,315.5
Average Finance Receivables	$8,834.2	$1,924.6	$2,373.9	$4,858.0	$17,990.7	$3,607.4	$-	$21,598.1
Six Months Ended June 30, 2012
Total interest income	$346.9	$69.5	$28.6	$283.8	$728.8	$98.7	$9.1	$836.6
Total interest expense	(349.1)	(746.6)	(50.1)	(296.7)	(1,442.5)	(91.9)	(180.4)	(1,714.8)
Provision for credit losses	(30.4)	(7.7)	(1.6)	(11.3)	(51.0)	(0.5)	-	(51.5)
Rental income on operating leases	5.1	759.1	-	122.6	886.8	-	-	886.8
Other income	276.9	27.0	69.6	6.5	380.0	19.9	(5.2)	394.7
Depreciation on operating lease equipment	(2.3)	(210.0)	-	(56.1)	(268.4)	-	-	(268.4)
Operating expenses / loss on debt extinguishments	(128.1)	(88.5)	(60.4)	(155.9)	(432.9)	(20.4)	(42.2)	(495.5)
Income (loss) before provision for income taxes	$119.0	$(197.2)	$(13.9)	$(107.1)	$(199.2)	$5.8	$(218.7)	$(412.1)
Funded new business volume	$2,007.5	$929.7	$-	$1,434.4	$4,371.6	$-	$-	$4,371.6
Average Earning Assets	$7,331.3	$13,564.5	$1,148.7	$5,050.4	$27,094.9	$5,610.0	$-	$32,704.9
Average Finance Receivables	$7,214.5	$1,653.5	$2,348.8	$4,462.2	$15,679.0	$4,572.7	$-	$20,251.7

15

CIT GROUP INC. AND SUBSIDIARIES

NON-GAAP DISCLOSURES

(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

	Quarters Ended			Six Months Ended
Total Net Revenues(1)	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012
Interest income	$351.6	$355.8	$410.3	$707.4	$836.6
Rental income on operating leases	452.4	444.9	446.2	897.3	886.8
Finance revenue	804.0	800.7	856.5	1,604.7	1,723.4
Interest expense	(281.4)	(291.9)	(634.2)	(573.3)	(1,714.8)
Depreciation on operating lease equipment	(141.3)	(143.3)	(130.8)	(284.6)	(268.4)
Net finance revenue	381.3	365.5	91.5	746.8	(259.8)
Other income	79.3	70.1	139.4	149.4	394.7
Total net revenues	$460.6	$435.6	$230.9	$896.2	$134.9

Net Operating Lease Revenues(2)
Rental income on operating leases	$452.4	$444.9	$446.2	$897.3	$886.8
Depreciation on operating lease equipment	(141.3)	(143.3)	(130.8)	(284.6)	(268.4)
Net operating lease revenue	$311.1	$301.6	$315.4	$612.7	$618.4

	Quarters Ended
Net Finance Revenue as a % of Average Earning Assets(3)	June 30, 2013		March 31, 2013		June 30, 2012
Net finance revenue	$381.3	4.53%	$365.5	4.43%	$91.5	1.13%
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	8.1	0.09%	17.8	0.21%	264.9	3.28%
Adjusted net finance revenue	$389.4	4.62%	$383.3	4.64%	$356.4	4.41%

	Six Months Ended June 30,
	2013		2012
Net finance revenue	$746.8	4.48%	$(259.8)	(1.59%)
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	25.9	0.16%	861.8	5.27%
Adjusted net finance revenue	$772.7	4.64%	$602.0	3.68%

	Quarters Ended			Six Months Ended
Operating Expenses	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012
Operating expenses	$(229.7)	$(235.3)	$(226.8)	$(465.0)	$(451.1)
Provision for severance and facilities exiting activities	9.5	5.7	1.5	15.2	6.0
Operating expenses excluding restructuring costs	$(220.2)	$(229.6)	$(225.3)	$(449.8)	$(445.1)

Impacts of FSA Accretion and Debt-related Transaction Costs on Pre-tax Income (Loss)	Corporate Finance	Transportation Finance	Trade Finance	Vendor Finance	Consumer	Corporate & Other	Total
Quarter Ended June 30, 2013
Pre-tax income/(loss) – reported	$41.3	$164.7	$13.3	$4.8	$8.5	$(16.3)	$216.3
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	1.3	4.6	0.3	1.2	0.3	0.4	8.1
Pre-tax income (loss) – excluding debt redemptions	$42.6	$169.3	$13.6	$6.0	$8.8	$(15.9)	$224.4
Quarter Ended March 31, 2013
Pre-tax income/(loss) – reported	$25.1	$142.5	$8.7	$5.3	$9.8	$(10.6)	$180.8
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	2.9	9.9	0.8	2.8	0.7	0.7	17.8
Pre-tax income (loss) – excluding debt redemptions	$28.0	$152.4	$9.5	$8.1	$10.5	$(9.9)	$198.6
Quarter Ended June 30, 2012
Pre-tax income/(loss) – reported	$46.2	$1.3	$3.1	$(11.8)	$29.9	$(95.0)	$(26.3)
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	44.0	129.5	8.8	38.9	6.5	37.2	264.9
Debt related – loss on debt extinguishments	-	-	-	-	-	21.5	21.5
Pre-tax income (loss) – excluding debt redemptions	$90.2	$130.8	$11.9	$27.1	$36.4	$(36.3)	$260.1
Six Months Ended June 30, 2013
Pre-tax income/(loss) – reported	$66.4	$307.2	$22.0	$10.1	$18.3	$(26.9)	$397.1
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	4.2	14.5	1.1	4.0	1.0	1.1	25.9
Pre-tax income (loss) – excluding debt redemptions	$70.6	$321.7	$23.1	$14.1	$19.3	$(25.8)	$423.0
Six Months Ended June 30, 2012
Pre-tax income/(loss) – reported	$119.0	$(197.2)	$(13.9)	$(107.1)	$5.8	$(218.7)	$(412.1)
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	151.1	408.3	30.0	138.0	22.4	112.0	861.8
Debt related – loss on debt extinguishments	-	-	-	-	-	44.4	44.4
Pre-tax income (loss) – excluding debt redemptions	$270.1	$211.1	$16.1	$30.9	$28.2	$(62.3)	$494.1

Earning Assets(3)	June 30,	March 31,	December 31,	June 30,
	2013	2013	2012	2012
Loans	$21,678.3	$22,120.4	$20,847.6	$20,097.9
Operating lease equipment, net	12,326.2	12,290.6	12,411.7	11,911.2
Assets held for sale	1,186.6	646.8	646.4	1,434.0
Credit balances of factoring clients	(1,205.0)	(1,237.7)	(1,256.5)	(1,164.1)
Total earning assets	$33,986.1	$33,820.1	$32,649.2	$32,279.0
Commercial earning assets	$30,455.9	$30,219.4	$28,950.3	$27,821.6

Tangible Book Value
Total common stockholders' equity	$8,677.2	$8,494.4	$8,334.8	$8,393.8
Less: Goodwill	(344.5)	(345.9)	(345.9)	(345.9)
Intangible assets	(24.8)	(27.7)	(31.9)	(42.3)
Tangible book value	$8,307.9	$8,120.8	$7,957.0	$8,005.6

(1) Total net revenues are the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenues are used by management to monitor business performance.
(2) Total net operating lease revenues are the combination of rental income on operating leases less depreciation on operating lease equipment. Total net operating lease revenues are used by management to monitor portfolio performance.
(3) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund.